As filed with the Securities and Exchange Commission on April 3, 2019 Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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PRECISION THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware		33-1007393
(State or other jurisdiction of	2915 Commers Drive, Suite 900 Eagan, Minnesota 55121	(I.R.S. Employer
Incorporation or organization)		Identification No.)

(Address of principal executive offices)

_______________________________

AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

(Full title of the Plan)

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Bob Myers Chief Financial Officer Precision Therapeutics Inc. 2915 Commers Drive, Suite 900 Eagan, Minnesota 55121 Telephone: (651) 389-4800 (Name and address of agent for service)	Copy to: Martin R. Rosenbaum, Esq. Maslon LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non- Accelerated Filer ☒	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, par value $.01 per share	6,000,000 (3)	$0.785	$4,710,000	$570.85

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sale prices of the registrant’s common stock on March 27, 2019, as reported on The NASDAQ Capital Market.
(3)	The registrant’s Amended and Restated 2012 Stock Incentive Plan authorizes the issuance of a maximum of 100,000,000 shares of the registrant’s common stock, $.01 par value per share. Initially, 100,000,000 shares of common stock were authorized under such plan, of which an aggregate of 20,000,000 shares were previously registered on Form S-8 (File No. 333-186464), filed on February 5, 2013; 30,000,000 shares were previously registered on Form S-8 (File No. 333-188510), filed on May 10, 2013; and 50,000,000 shares were previously registered on Form S-8 (File No. 333-198378), filed on August 27, 2014. The registrant completed a 1-for-75 reverse stock split effective October 24, 2014, which reduced the authorized shares from 100,000,000 to 1,333,334. An additional 98,666,666 shares were registered on Form S-8 (File No. 333-213742), filed on September 22, 2016. The registrant completed a 1-for-25 reverse stock split effective October 27, 2016, which reduced the authorized shares from 100,000,000 to 4,000,000. The contents of the prior registration statements are incorporated herein by reference. On December 28, 2017, the registrant’s stockholders approved an amendment to increase the reserve of shares of common stock under the Amended and Restated 2012 Plan to 5,000,000 shares. On March 22, 2019, the registrant’s stockholders approved an amendment to increase the reserve of shares of common stock under the Amended and Restated 2012 Plan to 10,000,000 shares. This registration statement registers an additional 6,000,000 shares under the Amended and Restated 2012 Stock Incentive Plan.

INCORPORATION OF CONTENTS OF

REGISTRATION STATEMENTS BY REFERENCE

A registration statement on Form S-8 (File No. 333-186464) was filed with the Securities and Exchange Commission on February 5, 2013, covering the registration of 20,000,000 shares initially authorized for issuance under the registrant’s 2012 Stock Incentive Plan (the “2012 Plan”). Additional registration statements were filed on Form S-8 (File No. 333-188510) with the Securities and Exchange Commission on May 10, 2013, covering the registration of an additional 30,000,000 shares authorized for issuance under the registrant’s 2012 Plan, and on Form S-8 (File No. 333-198378) with the Securities and Exchange Commission on August 27, 2014, covering the registration of an additional 50,000,000 shares authorized for issuance under the registrant’s 2012 Plan. The contents of the prior registration statements are incorporated herein by reference. The registrant completed a 1-for-75 reverse stock split effective October 24, 2014, which reduced the authorized shares under the 2012 Plan from 100,000,000 to 1,333,334. An additional 98,666,666 shares were registered on Form S-8 (File No. 333-213742), filed on September 22, 2016. This registration statement should also be considered a post-effective amendment to the above-mentioned registration statements. The contents of the prior registration statements are incorporated herein by reference. The registrant completed a 1-for-25 reverse stock split effective October 27, 2016, which reduced the authorized shares from 100,000,000 to 4,000,000. On December 28, 2017, the registrant’s stockholders approved an amendment to increase the reserve of shares of common stock under the Amended and Restated 2012 Plan to 5,000,000 shares. On March 22, 2019, the registrant’s stockholders approved an amendment to increase the reserve of shares of common stock under the Amended and Restated 2012 Plan to 10,000,000 shares. Pursuant to Rule 429 and General Instruction E of Form S-8, this registration statement is being filed to register an additional 6,000,000 shares under the 2012 Plan.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by this reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as Amended on April 2, 2019;

(b) Current Reports on Form 8-K filed on January 3, 2019, January 14, 2019, January 17, 2019, January 18, 2019, January 22, 2019 and as amended January 28, January 25, 2019, February 7, 2019, February 12, 2019, February 19, 2019, February 26, 2019, March 1, 2019, March 5, 2019, March 8, 2019, March 14, 2019 and March 22, 2019; and

(c) The description of the Company’s common stock under the caption “Description of Precision Capital Stock,” beginning on Page 171 in the Company’s Amendment No. 2 to registration statement on Form S-4 filed on January 24, 2019.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

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Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are a Delaware corporation and certain provisions of the Delaware Statutes and our bylaws provide for indemnification of our officers and directors against liabilities that they may incur in such capacities.  A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of the Company in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

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The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Articled 8 and 9 of our certificate of incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
4.1	Amended and Restated 2012 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on March 22, 2019)
5.1	Opinion of Maslon LLP as to the legality of the securities being registered
23.1	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP
23.2	Consent of Independent Registered Public Accounting Firm – Olsen Thielen & Co., Ltd.
23.3	Consent of Independent Registered Public Accounting Firm – Schneider Downs & Co., Inc.
23.4	Consent of Maslon LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan and the State of Minnesota, on this 3rd day of April, 2019.

PRECISION THERAPEUTICS INC.

By:	/s/ Bob Myers
Bob Myers, Chief Financial Officer

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POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints Carl Schwartz and Bob Myers, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Carl Schwartz	Chief Executive Officer (principal executive officer) and Director	April 3, 2019
Carl Schwartz

/s/ Bob Myers	Chief Financial Officer (principal financial and accounting officer)	April 3, 2019
Bob Myers

/s/ Thomas J. McGoldrick	Director, Chairman	April 3, 2019
Thomas J. McGoldrick

/s/ Andrew Reding	Director	April 3, 2019
Andrew Reding

/s/ Timothy A. Krochuk	Director	April 3, 2019
Timothy A. Krochuk

/s/ J. Melville Engle	Director	April 3, 2019
J. Melville Engle

/s/ Richard L. Gabriel	Director	April 3, 2019
Richard L. Gabriel

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EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated 2012 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on March 22, 2019)
5.1	Opinion of Maslon LLP as to the legality of the securities being registered
23.1	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP
23.2	Consent of Independent Registered Public Accounting Firm – Olsen Thielen & Co., Ltd.
23.3	Consent of Independent Registered Public Accounting Firm – Schneider Downs & Co., Inc.
23.4	Consent of Maslon LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)